UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2008
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado (Address of principal executive offices)	80525 (Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On October 27, 2008, the Board of Directors appointed Frederick A. Ball as a director of Advanced Energy Industries, Inc., effective immediately. Frederick Ball, age 46, is the chief financial officer of Webroot Software, Inc., a software security company. He is also a member of the Board of Directors and audit committee of Electro Scientific Industries, a provider of photonic and laser systems for micro-engineering applications. Mr. Ball has served as senior vice president and chief financial officer of Big Band Networks, a provider of network platforms for broadband multimedia services. In addition, he has held various executive positions including chief financial officer and executive vice president of corporate development and mergers and acquisitions at Borland Software Corporation, a provider of enterprise software development solutions, and vice president, mergers and acquisitions and vice president of finance at KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Mr. Ball holds a Bachelors of Science degree in accounting and spent 11 years as a CPA with PricewaterhouseCoopers.
Consistent with the compensation payable to all other non-employee directors of Advanced Energy, Mr. Ball will be paid an annual retainer of $20,000, payable in four equal installments in February, April, July and October of each year, as well as meeting fees of $3,000 for each full board meeting attended whether such meeting is held in person or telephonically. Mr. Ball will also receive 15,000 restricted stock units for his appointment to the Board, and will participate in the Company’s 2008 Omnibus Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: October 30, 2008	/s/ Lawrence D. Firestone
Lawrence D. Firestone
Executive Vice President & Chief Financial Officer